Exhibit 99.1
Feihe International Closes Second Redemption of Shares

BEIJING and LOS ANGELES, October 31, 2011/PRNewswire-Asia-FirstCall/ -- Feihe International, Inc. (NYSE: ADY; “Feihe International” or the “Company”), (formerly known as American Dairy, Inc.), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced that the Company paid $16.3 million to Sequoia Capital China Growth Fund I, L.P. and certain of its affiliates (collectively, “Sequoia”) in redemption of the second tranche of 656,250 shares (the “Redemption”), pursuant to its redemption agreement with Sequoia.  The second closing of the redemption was required by October 31, 2011, and two additional redemptions are scheduled to occur in the next 6 months.

Mr. Liu Hua, the Company’s Vice Chairman and Chief Financial Officer, stated, “We are pleased that we paid off the second installment before the deadline in the redemption agreement. We are confident in our business and in our ability to pay down the other two installments when due.”

About Feihe International, Inc.
Feihe International, Inc. (NYSE: ADY) (formerly known as American Dairy, Inc.) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, seven production facilities with an aggregate milk powder production capacity of approximately 1,950 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.: ir@americandairyinc.com
In China: May Shen, IR Manager
                 86-10-8457-4688 x8810
                 shenchunmei@americandairyinc.com